News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com                 _

Sanchez Midstream Partners Sells Non-Core

Production Assets in Texas; Provides Update on

Midstream Activities in South Texas

HOUSTON--(GLOBE NEWSWIRE)--July 5, 2017--Sanchez Midstream Partners LP (NYSE MKT: SNMP) (“SNMP” or the “Partnership”) today announced that the Partnership has entered into a definitive agreement to sell certain of its non-core, non-operated production assets located in Texas to a private buyer for approximately $6.3 million, subject to normal and customary closing conditions.  The sale is expected to close in the third quarter 2017.

The sale of non-core production assets is consistent with the Partnership’s strategy of focusing on midstream activities currently concentrated in the Western Eagle Ford in South Texas.  The Partnership previously announced that it had signed an agreement to divest its remaining operated Oklahoma production assets for $5.5 million, before closing adjustments, in a transaction that is also expected to close in the third quarter 2017.

“The sale of non-core production assets expected this quarter comes as we continue to advance our midstream strategy in South Texas,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “In keeping with that strategy, we are pleased to report that the Raptor Gas Processing Facility, a 50 percent joint venture with Targa Resources Corp., successfully completed testing and start-up in June and is now fully operational.  The facility, which began receiving deliveries from the Carnero Gathering Pipeline in June, currently has natural gas processing capacity of 200 million cubic feet equivalent per day (“MMcfe/d”) and is slated for expansion to 260 MMcfe/d by the end of the third quarter 2017.  With the Raptor Gas Processing

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Facility fully operational, Raptor SECO Pipeline Phase 1 construction is now nearing completion.  This wholly-owned dry gas pipeline is expected to provide takeaway capacity from the Raptor Gas Processing Facility to premium natural gas markets in South Texas beginning later this month.  These assets are expected to provide a stable stream of fee-based cash flow beginning in the third quarter 2017 and are key components of our growth strategy in South Texas.”

About the Partnership

Sanchez Midstream Partners LP (NYSE MKT: SNMP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy related assets. The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.  For more information on the Partnership, please visit our website: www.sanchezmidstream.com.

Forward-Looking Statements

This press release contains certain statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  All statements, other than statements of historical fact, included in this press release are forward-looking statements.  Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Midstream Partners GP LLC

(877) 847-0009

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